Exhibit 26(k)

Legal Opinion and consent of John H. Livingston, Esquire

as to the legality of the securities being registered

November 30, 2005

The Board of Directors

United Investors Life Insurance Company

2001 Third Avenue South

Birmingham, Alabama 35233

Gentlemen:

With reference to Post-Effective Amendment No. 10 to the Registration Statement for the Titanium Universal Life Variable Account filed on Form N-6 (File No. 333-89875) with the Securities and Exchange Commission covering flexible premium variable life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.	United Investors Life Insurance Company is duly organized and validly existing under the laws of the State of Missouri and has been duly authorized to issue individual flexible premium variable life policies by the Department of Insurance of the State of Missouri.

2.	The Titanium Universal Life Variable Account is a duly authorized and existing separate account established pursuant to the provisions of Section 376.309, of the Revised Statutes of Missouri.

3.	The flexible premium variable life policies, when issued as contemplated by said Form N-6 Registration Statement, will constitute legal, validly issued and binding obligations of United Investors Life Insurance Company.

I hereby consent to the filing of this opinion as an Exhibit to Post-Effective Amendment No. 10 to said Registration Statement.

Very truly yours,

/s/ John H. Livingston
John H. Livingston, Esquire
Secretary and Counsel

JHL:sw